Exhibit 99.1

August 4, 2009	Analyst Contact:	Christy Williamson
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

TULSA, Okla. – Aug. 4, 2009 – ONEOK Partners, L.P. (NYSE: OKS) today announced second-quarter 2009 earnings of 81 cents per unit, compared with $1.46 per unit for the second quarter 2008.  Net income attributable to ONEOK Partners was $97.5 million in the second quarter 2009, compared with $154.5 million in the same period in 2008.

Year-to-date 2009 net income attributable to ONEOK Partners was $197.1 million, or $1.66 per unit, compared with $299.5 million, or $2.94 per unit, in the prior year.

The partnership also updated its 2009 limited partners’ net income per unit guidance to the range of $3.25 to $3.65 per unit from its previous range of $3.15 to $3.75 per unit.  The partnership's distributable cash flow is expected to be in the range of $505 million to $545 million.

“The partnership posted solid results in the second quarter, benefiting from continued volume growth in both the natural gas and natural gas liquids businesses, despite significantly lower commodity prices,” said John W. Gibson, chairman and chief executive officer of ONEOK Partners.  “We also raised $241 million of equity through a common unit offering, providing the partnership with additional financial flexibility to fund its growth and maintain a balanced capital structure.

“We are nearing completion of the $2 billion of internal growth projects that we started in 2007, as we have just completed construction on the Arbuckle natural gas liquids pipeline in late July,” Gibson said.  “The committed throughput from these projects will continue to increase over the next few years as additional supplies are connected to our natural gas liquids infrastructure,” Gibson added.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $182.0 million in the second quarter 2009, compared with $212.0 million in 2008.  Distributable cash flow (DCF) for the second quarter 2009 was $130.9 million, or $1.17 per unit, compared with $176.9 million, or $1.72 per unit, in the second quarter 2008.

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

Year-to-date 2009 EBITDA was $366.3 million, compared with $420.2 million in the same period last year.  DCF for the first six months of 2009 was $265.4 million, or $2.40 per unit, compared with $335.8 million, or $3.37 per unit, in the same period last year.

Operating income for the second quarter 2009 was $124.8 million, compared with $163.7 million for the second quarter 2008.  For the first six months of 2009, operating income was $249.6 million, compared with $314.3 million the prior year.  The decreases in both the three- and six-month periods were due primarily to significantly lower realized commodity prices in the natural gas gathering and processing segment and lower realized NGL product price differentials in the natural gas liquids gathering and fractionation segment.  These decreases were partially offset by increased NGL throughput in the natural gas liquids businesses, primarily associated with the completion of the Overland Pass Pipeline, and incremental natural gas transportation margins as a result of the Guardian Pipeline expansion and extension.

Operating costs were $100.5 million in the second quarter 2009, compared with $87.2 million in the same period last year.  Operating costs for the six months ended June 30, 2009, were $190.0 million, compared with $175.2 million in the same period last year.  Operating costs for the three- and six-month 2009 periods increased due to higher operating expenses at fractionation facilities, including incremental expenses associated with the recently expanded Bushton fractionator that began operations in the third quarter 2008; and incremental expenses associated with the Overland Pass Pipeline.

SECOND-QUARTER 2009 SUMMARY INCLUDES:

•	Operating income of $124.8 million, compared with $163.7 million in the second quarter last year;
•	Natural gas gathering and processing segment operating income of $40.9 million, compared with $76.2 million in the second quarter 2008;
•	Natural gas pipelines segment operating income of $31.7 million, compared with $37.7 million in the second quarter 2008;
•	Natural gas liquids gathering and fractionation segment operating income of $34.5 million, compared with $41.7 million in the second quarter 2008;
•	Natural gas liquids pipelines segment operating income of $17.8 million, compared with $9.9 million in the second quarter 2008;
•	Equity earnings from investments of $14.2 million, compared with $17.6 million in the second quarter 2008;
•	Capital expenditures of $129.4 million, compared with $257.5 million in the second quarter 2008;
•	Completing a public offering of common units, generating net proceeds of approximately $241.3 million;
•	Having $360.0 million outstanding under the partnership’s $1.0 billion revolving credit facility at June 30, 2009;

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

•	Declaring a quarterly cash distribution of $1.08 per unit payable on Aug. 14, 2009, to unitholders of record as of July 31, 2009; and
•	Announcing the retirement of James C. Kneale, president and chief operating officer, effective Jan. 1, 2010, and the promotion of Terry K. Spencer to chief operating officer, effective July 16, 2009.

SECOND-QUARTER AND YEAR-TO-DATE 2009 BUSINESS UNIT RESULTS

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported second-quarter 2009 operating income of $40.9 million, compared with $76.2 million in the second quarter 2008.

Second-quarter 2009 results decreased $34.0 million due to lower realized natural gas, NGL and condensate prices.  Operating costs in the second quarter 2009 were $34.0 million, compared with $32.8 million in the same period last year.

Operating income for the six months was $80.6 million in 2009, compared with $135.2 million in the same period last year.

Six-month 2009 results decreased primarily due to $61.4 million in lower realized natural gas, NGL and condensate prices, partially offset by a $7.4 million increase from higher volumes processed and sold.  Operating costs for the segment were unchanged from the six-month period in 2008.

Depreciation and amortization expense increased for both the three- and six-month periods ended June 30, 2009, compared with 2008, primarily as a result of completed capital projects.

Equity earnings from investments decreased for both the three- and six-month periods ended June 30, 2009, compared with the prior year, primarily as a result of lower volumes in various gathering system investments.

The following table contains margin information for the periods indicated.  NGL shrink, plant fuel and condensate shrink refer to the Btus that are removed from natural gas through the gathering and processing operation.

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Percent of proceeds
Wellhead purchases (MMBtu/d)	56,788	69,389	58,632	69,960
NGL sales (Bbl/d)	5,346	5,111	5,210	4,960
Residue gas sales (MMBtu/d)	41,054	36,947	38,979	36,776
Condensate sales (Bbl/d)	1,825	1,844	1,925	1,833
Percentage of total net margin	49%	64%	49%	62%
Fee-based
Wellhead volumes (MMBtu/d)	1,130,169	1,184,654	1,146,681	1,188,169
Average rate ($/MMBtu)	$0.31	$0.26	$0.30	$0.26
Percentage of total net margin	36%	21%	36%	22%
Keep whole
NGL shrink (MMBtu/d)	18,874	22,433	18,528	22,970
Plant fuel (MMBtu/d)	2,166	2,313	2,174	2,400
Condensate shrink (MMBtu/d)	2,042	2,242	2,113	2,127
Condensate sales (Bbl/d)	413	454	428	430
Percentage of total net margin	15%	15%	15%	16%

The natural gas gathering and processing segment is exposed to commodity price risk, primarily NGLs, as a result of receiving commodities in exchange for services.  The following table provides updated hedging information in the natural gas gathering and processing segment for the remainder of 2009 and for 2010:

	Six Months Ending
	December 31, 2009
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	6,445	$1.08	/ gallon	75%
Condensate (Bbl/d) (a)	1,449	$2.18	/ gallon	72%
Total (Bbl/d)	7,894	$1.29	/ gallon	74%
Natural gas (MMBtu/d)	8,753	$4.20	/ MMBtu	45%
(a) - Hedged with fixed-price swaps.

	Year Ending
	December 31, 2010
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	451	$1.37	/ gallon	5%
Condensate (Bbl/d) (a)	1,072	$1.70	/ gallon	49%
Total (Bbl/d)	1,523	$1.60	/ gallon	14%
Natural gas (MMBtu/d)	7,828	$5.71	/ MMBtu	37%
(a) - Hedged with fixed-price swaps.

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

The partnership currently estimates that a 1 cent per gallon decrease in the composite price of NGLs would decrease annual net margin by approximately $1.2 million.  A $1.00 per barrel decrease in the price of crude oil would decrease annual net margin by approximately $1.0 million.  Also, a 10 cent per MMBtu decrease in the price of natural gas would decrease annual net margin by approximately $0.7 million.  All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported second-quarter 2009 operating income of $31.7 million, compared with $37.7 million for the second quarter 2008.

Second-quarter 2009 results include an $8.3 million increase in transportation margins, primarily as a result of the Guardian Pipeline expansion and extension being placed into service in February 2009, partially offset by a $7.4 million decrease from the effect of lower natural gas prices on retained fuel.

Operating costs were $24.5 million in the second quarter 2009, compared with $20.5 million in 2008, primarily due to increased general taxes.  Depreciation and amortization expense was $10.6 million in the second quarter 2009, compared with $8.5 million in the same period last year, primarily as a result of the completed Guardian Pipeline expansion and extension project.

Operating income for the six months 2009 was $64.3 million, compared with $69.4 million in the same period in 2008.

Six-month 2009 results reflect $13.2 million from increased transportation margins, primarily as a result of the Guardian Pipeline expansion and extension project, partially offset by an $11.7 million decrease from the effect of lower natural gas prices on retained fuel.

Operating costs for the six-months 2009 were relatively unchanged from the same period last year.  Depreciation and amortization expense was $23.4 million for the six-month period 2009, compared with $17.0 million in the same period last year, primarily as a result of the completed Guardian Pipeline expansion and extension project.

Equity earnings from investments were $5.6 million in the second quarter 2009, compared with $9.2 million in the same period in 2008.  Six-month 2009 equity earnings from investments were $21.8 million, compared with $29.2 million in the same period in 2008.  The decreases were primarily due to lower subscription volumes and rates on the Northern Border Pipeline, in which the partnership has a 50 percent interest.

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

Natural Gas Liquids Gathering and Fractionation Segment

The natural gas liquids gathering and fractionation segment reported second-quarter 2009 operating income of $34.5 million, compared with $41.7 million for the second quarter 2008.

Second-quarter 2009 results benefited $20.3 million from higher volumes, primarily associated with the Overland Pass Pipeline, as well as new supply connections; offset by $14.8 million in higher tariff costs paid to the natural gas liquids pipelines segment; and a $7.1 million decrease as a result of narrower NGL product price differentials.

Operating income for the six months 2009 was $64.5 million, compared with $87.0 million in 2008.

Six-month 2009 results benefited $41.6 million from higher volumes, primarily associated with the Overland Pass Pipeline, as well as new supply connections; but was more than offset by $25.6 million in higher tariff costs paid to the natural gas liquids pipelines segment; and a $28.0 million decrease as a result of narrower NGL product price differentials.

         Operating costs were $25.5 million in the second quarter 2009, compared with $20.0 million in the second quarter 2008.  Six-month 2009 operating costs were $48.3 million, compared with $38.6 million in the same period last year.  The increases resulted primarily from higher operating costs at fractionation facilities, which included incremental expenses associated with the recently expanded Bushton fractionator that began operations in the third quarter 2008.

The Conway-to-Mont Belvieu average price differential for ethane in the second quarter 2009, based on Oil Price Information Service (OPIS) pricing, was 12 cents per gallon, compared with 13 cents per gallon in the same period in 2008.  For the six months 2009, the average OPIS price differential for ethane was 10 cents per gallon, compared with 11 cents per gallon in the same period last year.

Natural Gas Liquids Pipelines Segment

The natural gas liquids pipelines segment reported second-quarter 2009 operating income of $17.8 million, compared with $9.9 million for the second quarter 2008.

Second-quarter 2009 results increased $18.0 million due to increased volumes, primarily associated with the Overland Pass Pipeline including tariffs received from the natural gas liquids gathering and fractionation segment, as well as new supply connections.  Operating costs were $19.1 million in the second quarter 2009, compared with $13.8 million in the same period last year.  Depreciation and amortization expense was $7.1 million in the second quarter 2009, compared with $3.7 million in 2008.  These increases were due primarily to incremental operating expenses associated with the Overland Pass Pipeline.

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

Operating income for the six months 2009 was $40.1 million, compared with $23.7 million in 2008.

Six-month 2009 results increased $31.6 million due to increased volumes, primarily from the Overland Pass Pipeline including tariffs received from the natural gas liquids gathering and fractionation segment, as well as new supply connections.

Six-month 2009 operating costs for the segment were $34.7 million, compared with $27.2 million in the same period last year.  Depreciation and amortization expense was $13.4 million for the six months 2009, compared with $7.8 million in the same period in 2008.  These increases were due primarily to incremental operating expenses associated with the Overland Pass Pipeline.

GROWTH ACTIVITIES

The partnership is nearing completion of approximately $2 billion of internally generated growth projects.  Following is a status report on current projects (all cost estimates exclude allowance for funds used during construction, or AFUDC):

In late July 2009, construction on the Arbuckle Pipeline was completed.  The 440-mile NGL pipeline extends from southern Oklahoma through the Barnett Shale of north Texas and on to the partnership’s fractionation and storage facilities at Mont Belvieu on the Texas Gulf Coast.  The pipeline has the capacity to transport 160,000 barrels per day (bpd) of unfractionated NGLs, expandable to 210,000 bpd with additional pump facilities.  The estimated cost for the pipeline is approximately $490 million.  During the third quarter 2009, flow on the pipeline is expected to reach 65,000 bpd, and supply commitments from producers are sufficient to fill the expanded 210,000 bpd capacity level over the next three to five years.

In March 2009, the $70 million D-J Basin Lateral Pipeline, a 125-mile pipeline connecting the Denver-Julesburg Basin with the Overland Pass Pipeline, was placed into service.  The pipeline has the capacity to transport as much as 55,000 bpd of unfractionated NGLs.  Volumes are expected to exceed 31,000 bpd on this pipeline during the third quarter 2009, with an additional 10,000 bpd in the next two years.

In November 2008, the Overland Pass Pipeline – the $575 million, 760-mile NGL pipeline extending from Opal, Wyo., to Conway, Kan. – was placed into full service with the capacity to transport approximately 110,000 bpd of unfractionated NGLs.  The Overland Pass Pipeline Company is a joint venture with a subsidiary of The Williams Companies, Inc., which owns 1 percent.  Currently, approximately 98,000 bpd are flowing on Overland Pass, and the pipeline’s capacity can be increased to approximately 255,000 bpd with additional pump facilities.  By the end of the third quarter 2009, when the Piceance Lateral Pipeline is anticipated to be in service, volumes are expected to be approximately 140,000 bpd on Overland Pass.

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

In October 2008, the partnership began construction on the Piceance Lateral Pipeline, a 150-mile pipeline connecting the Piceance Basin with the Overland Pass Pipeline.  The project is expected to cost in the range of $110 million to $140 million and be completed in the third quarter 2009.  The pipeline will have the capacity to transport as much as 100,000 bpd of unfractionated NGLs.  Initial flow on this pipeline is expected to be approximately 37,000 bpd.

The partnership has identified approximately $300 million of potential growth projects per year between 2010 and 2015, two-thirds of which are in the natural gas liquids businesses.

2009 EARNINGS GUIDANCE

The partnership updated its 2009 limited partners’ net income per unit guidance to the range of $3.25 to $3.65 per unit from its previous range of $3.15 to $3.75 per unit.  The partnership's distributable cash flow is expected to be in the range of $505 million to $545 million.  Exhibits A and B include updated information on the partnership’s 2009 earnings guidance.

The average unhedged prices used in the updated 2009 guidance for the remaining six months of 2009 are $64 per barrel for New York Mercantile Exchange (NYMEX) crude oil, $4 per MMBtu for NYMEX natural gas and 67 cents per gallon for composite natural gas liquids.  The average Conway-to-Mont Belvieu OPIS average price differential used for ethane for the remaining six months of 2009 is 10 cents per gallon.

The earnings-per-unit calculation has been updated as a result of the June equity offering.  The guidance also reflects additional interest expense associated with a $500 million debt offering in March, which was partially offset by lower interest on the partnership’s revolving credit facility.  This higher expense was offset by increased other income from higher equity AFUDC than in previous guidance.

Operating income guidance increased, compared with previous guidance, due primarily to higher anticipated NGL product price differentials in the partnership’s natural gas liquids gathering and fractionation segment.  This increase is partially offset by lower expected equity earnings due primarily to lower volumes in the natural gas gathering and processing segment’s equity investments.

The guidance was also updated to reflect increased capital expenditures, primarily due to the increased costs associated with the Arbuckle Pipeline in the natural gas liquids pipelines segment.

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

EARNINGS CONFERENCE CALL AND WEBCAST

ONEOK Partners and ONEOK management will conduct a joint conference call on Wednesday, Aug. 5, 2009, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time).  The call will also be carried live on ONEOK Partners’ and ONEOK’s Web sites.

To participate in the telephone conference call, dial 866-802-4305, pass code 1376622, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ Web site, www.oneokpartners.com, and ONEOK’s Web site, www.oneok.com, for 30 days.  A recording will be available by phone for seven days.  The playback call may be accessed at 866-837-8032, pass code 1376622.

NON-GAAP FINANCIAL MEASURES

The partnership has disclosed in this news release EBITDA and DCF amounts that are non-GAAP financial measures.  Management believes EBITDA and DCF provide useful information to investors as a measure of comparison with peer companies.  However, these calculations may vary from company to company, so the partnership's computations may not be directly comparable with those of other companies.  DCF is not necessarily the same as available cash as defined in the Partnership Agreement.  Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments.  Reconciliations of EBITDA to net income and operating income and computations of DCF are included in the financial tables attached to this news release.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.1 percent of the partnership.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information about ONEOK Partners, L.P., visit: www.oneokpartners.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended.  The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;
•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired or constructed by us;
•	our ability to make cost-saving changes in operations;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;
•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives, authorized rates of recovery of gas and gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;
•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
•	conflicts of interest between us, our general partner, ONEOK Partners GP, and related parties of ONEOK Partners GP;
•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;
•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds, and/or place us at competitive disadvantages compared to our competitors that have less debt or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of us or our general partner;
•
the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC);

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
-	future demand for and prices of natural gas and NGLs;
-	competitive conditions in the overall energy market;

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

-	availability of supplies of Canadian and United States natural gas; and
-	availability of additional storage capacity;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•
our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, including increasing liquidity risks in U.S. credit markets;
•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of unsold pipeline capacity being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in our Annual Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.  OKS-FE

###

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2009	2008	2009	2008
	(Thousands of dollars, except per unit amounts)

Revenues	$1,397,057	$2,143,892	$2,647,922	$4,202,927
Cost of sales and fuel	1,135,075	1,862,959	2,132,399	3,653,469
Net margin	261,982	280,933	515,523	549,458
Operating expenses
Operations and maintenance	87,712	80,532	165,391	157,473
Depreciation and amortization	39,953	30,033	79,893	59,975
General taxes	12,795	6,626	24,562	17,767
Total operating expenses	140,460	117,191	269,846	235,215
Gain (loss) on sale of assets	3,276	(3)	3,940	28
Operating income	124,798	163,739	249,617	314,271
Equity earnings from investments	14,188	17,610	35,410	45,393
Allowance for equity funds used during construction	9,468	11,676	18,471	20,172
Other income	3,424	676	3,815	2,734
Other expense	(383)	(36)	(2,429)	(2,167)
Interest expense	(50,888)	(34,705)	(101,796)	(73,234)
Income before income taxes	100,607	158,960	203,088	307,169
Income taxes	(3,068)	(4,305)	(5,939)	(7,373)
Net income	97,539	154,655	197,149	299,796
Less: Net income attributable to noncontrolling interests	1	134	20	257
Net income attributable to ONEOK Partners, L.P.	$97,538	$154,521	$197,129	$299,539

Limited partners’ interest in net income:
Net income attributable to ONEOK Partners, L.P.	$97,538	$154,521	$197,129	$299,539
General partner’s interest in net income	(23,388)	(21,688)	(45,700)	(41,393)
Limited partners’ interest in net income	$74,150	$132,833	$151,429	$258,146

Limited partners’ net income per unit, basic and diluted	$0.81	$1.46	$1.66	$2.94
Number of units used in computation (thousands)	91,415	90,906	91,169	87,680

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
(Unaudited)	2009	2008
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$31,803	$177,635
Accounts receivable, net	397,006	317,182
Affiliate receivables	25,831	25,776
Gas and natural gas liquids in storage	164,640	190,616
Commodity exchanges and imbalances	55,104	55,086
Derivative financial instruments	18,732	63,780
Other current assets	42,039	28,176
Total current assets	735,155	858,251

Property, plant and equipment
Property, plant and equipment	6,149,684	5,808,679
Accumulated depreciation and amortization	930,031	875,279
Net property, plant and equipment	5,219,653	4,933,400

Investments and other assets
Investments in unconsolidated affiliates	735,394	755,492
Goodwill and intangible assets	672,703	676,536
Other assets	37,841	30,593
Total investments and other assets	1,445,938	1,462,621
Total assets	$7,400,746	$7,254,272

Liabilities and partners’ equity
Current liabilities
Current maturities of long-term debt	$261,931	$11,931
Notes payable	360,000	870,000
Accounts payable	541,190	496,763
Affiliate payables	22,604	23,333
Commodity exchanges and imbalances	165,713	191,165
Other current liabilities	113,724	100,832
Total current liabilities	1,465,162	1,694,024

Long-term debt, excluding current maturities	2,829,946	2,589,509

Deferred credits and other liabilities	58,231	54,773

Commitments and contingencies

Partners’ equity
ONEOK Partners, L.P. partners’ equity:
General partner	82,443	77,546
Common units: 59,426,087 and 54,426,087 units issued and outstanding at June 30, 2009 and December 31, 2008, respectively	1,554,685	1,361,058
Class B units: 36,494,126 units issued and outstanding at June 30, 2009 and December 31, 2008	1,388,890	1,407,016
Accumulated other comprehensive income	15,917	64,405
Total ONEOK Partners, L.P. partners’ equity	3,041,935	2,910,025

Noncontrolling interests in consolidated subsidiaries	5,472	5,941

Total partners’ equity	3,047,407	2,915,966
Total liabilities and partners’ equity	$7,400,746	$7,254,272

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS	Six Months Ended
	June 30,
(Unaudited)	2009	2008
	(Thousands of dollars)
Operating activities
Net income	$197,149	$299,796
Depreciation and amortization	79,893	59,975
Allowance for equity funds used during construction	(18,471)	(20,172)
Gain on sale of assets	(3,940)	(28)
Equity earnings from investments	(35,410)	(45,393)
Distributions received from unconsolidated affiliates	38,233	39,904
Changes in assets and liabilities:
Accounts receivable	(79,824)	35,134
Affiliate receivables	(55)	(14,815)
Gas and natural gas liquids in storage	25,976	(104,557)
Derivative financial instruments	(2,058)	10,344
Accounts payable	16,410	39,225
Affiliate payables	(729)	34,558
Commodity exchanges and imbalances, net	(25,470)	55,202
Other assets and liabilities	(2,259)	(59,230)
Cash provided by operating activities	189,445	329,943

Investing activities
Changes in investments in unconsolidated affiliates	17,393	6,480
Acquisitions	-	2,450
Capital expenditures (less allowance for equity funds used during construction)	(321,860)	(524,587)
Proceeds from sale of assets	8,050	111
Cash used in investing activities	(296,417)	(515,546)

Financing activities
Cash distributions:
General and limited partners	(241,864)	(214,794)
Noncontrolling interests	(489)	(148)
Borrowing of notes payable, net	360,000	20,000
Repayment of notes payable with maturities over 90 days	(870,000)	-
Issuance of long-term debt, net of discounts	498,325	-
Long-term debt financing costs	(4,000)	-
Issuance of common units, net of discounts	220,458	450,198
Contributions from general partner	4,675	9,508
Payment of long-term debt	(5,965)	(5,964)
Cash provided by (used in) financing activities	(38,860)	258,800
Change in cash and cash equivalents	(145,832)	73,197
Cash and cash equivalents at beginning of period	177,635	3,213
Cash and cash equivalents at end of period	$31,803	$76,410

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK Partners, L.P. and Subsidiaries
INFORMATION AT A GLANCE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2009	2008	2009	2008
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$86.3	$121.1	$172.3	$225.0
Operating costs	$34.0	$32.8	$65.9	$65.9
Depreciation and amortization	$14.5	$12.1	$28.9	$23.9
Operating income	$40.9	$76.2	$80.6	$135.2
Equity earnings from investments	$7.7	$8.1	$12.2	$15.2
Natural gas gathered (BBtu/d)	1,130	1,185	1,147	1,188
Natural gas processed (BBtu/d)	658	651	655	637
NGL sales (MBbl/d)	42	40	41	39
Residue gas sales (BBtu/d)	291	281	288	279
Realized composite NGL sales price ($/gallon)	$0.69	$1.49	$0.67	$1.41
Realized condensate sales price ($/Bbl)	$72.15	$102.77	$67.04	$95.82
Realized residue gas sales price ($/MMBtu)	$2.79	$9.42	$3.18	$8.41
Realized gross processing spread ($/MMBtu)	$6.34	$6.69	$6.34	$7.06
Capital expenditures - growth	$17.9	$31.4	$43.4	$54.8
Capital expenditures - maintenance	$5.6	$4.9	$8.9	$8.0

Natural Gas Pipelines
Net margin	$66.8	$66.7	$132.4	$130.4
Operating costs	$24.5	$20.5	$44.7	$44.0
Depreciation and amortization	$10.6	$8.5	$23.4	$17.0
Operating income	$31.7	$37.7	$64.3	$69.4
Equity earnings from investments	$5.6	$9.2	$21.8	$29.2
Natural gas transportation capacity contracted (MMcf/d)	5,264	4,816	5,205	4,883
Average natural gas price Mid-Continent region ($/MMBtu)	$2.66	$9.20	$3.05	$8.19
Capital expenditures - growth	$14.9	$27.6	$32.2	$48.5
Capital expenditures - maintenance	$1.9	$2.2	$2.1	$3.5

Natural Gas Liquids Gathering and Fractionation
Net margin	$67.7	$67.3	$126.9	$136.9
Operating costs	$25.5	$20.0	$48.3	$38.6
Depreciation and amortization	$7.7	$5.6	$14.1	$11.3
Operating income	$34.5	$41.7	$64.5	$87.0
NGLs gathered (MBbl/d)	303	285	284	267
NGL sales (MBbl/d)	401	265	391	275
NGLs fractionated (MBbl/d)	479	371	472	381
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.12	$0.13	$0.10	$0.11
Capital expenditures - growth	$7.9	$50.8	$17.3	$77.5
Capital expenditures - maintenance	$2.2	$4.2	$5.8	$7.1

Natural Gas Liquids Pipelines
Net margin	$44.0	$27.4	$88.2	$58.7
Operating costs	$19.1	$13.8	$34.7	$27.2
Depreciation and amortization	$7.1	$3.7	$13.4	$7.8
Operating income	$17.8	$9.9	$40.1	$23.7
Equity earnings from investments	$0.9	$0.3	$1.5	$1.0
NGLs transported - gathering lines (MBbl/d)	174	96	168	94
NGLs transported - distribution lines (MBbl/d)	461	308	453	305
Capital expenditures - growth	$76.6	$135.2	$208.2	$323.3
Capital expenditures - maintenance	$1.8	$1.2	$3.5	$1.8

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF EBITDA NON-GAAP FINANCIAL MEASURES
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2009	2008	2009	2008
	(Thousands of dollars)
Reconciliation of Net Income to EBITDA
Net income	$97,539	$154,655	$197,149	$299,796
Interest expense	50,888	34,705	101,796	73,234
Depreciation and amortization	39,953	30,033	79,893	59,975
Income taxes	3,068	4,305	5,939	7,373
Allowance for equity funds used during construction	(9,468)	(11,676)	(18,471)	(20,172)
EBITDA	$181,980	$212,022	$366,306	$420,206

Natural Gas Gathering and Processing Reconciliation of Operating Income to EBITDA
Operating income	$40,889	$76,183	$80,646	$135,236
Depreciation and amortization	14,465	12,141	28,913	23,898
Equity earnings from investments	7,721	8,126	12,187	15,170
Other income (expense)	906	(105)	129	(937)
EBITDA	$63,981	$96,345	$121,875	$173,367

Natural Gas Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$31,724	$37,691	$64,346	$69,405
Depreciation and amortization	10,629	8,522	23,422	16,940
Equity earnings from investments	5,555	9,153	21,763	29,214
Other income (expense)	841	(32)	327	(592)
EBITDA	$48,749	$55,334	$109,858	$114,967

Natural Gas Liquids Gathering and Fractionation Reconciliation of Operating Income to EBITDA
Operating income	$34,515	$41,687	$64,490	$86,974
Depreciation and amortization	7,729	5,668	14,142	11,287
Equity earnings from investments	-	-	-	-
Other income (expense)	(104)	(340)	(1,099)	(1,070)
EBITDA	$42,140	$47,015	$77,533	$97,191

Natural Gas Liquids Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$17,837	$9,890	$40,132	$23,703
Depreciation and amortization	7,118	3,697	13,402	7,839
Equity earnings from investments	912	331	1,460	1,009
Other income (expense)	615	(26)	260	(450)
EBITDA	$26,482	$13,892	$55,254	$32,101

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF DISTRIBUTABLE CASH FLOW NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2009	2008	2009	2008
	(Thousands of dollars, except per unit amounts)

Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$181,980	$212,022	$366,306	$420,206
(Gain)/loss on sale of assets	(3,276)	3	(3,940)	(28)
Interest expense	(50,888)	(34,705)	(101,796)	(73,234)
Maintenance capital	(11,534)	(12,492)	(20,316)	(20,418)
Distributions to noncontrolling interests	(146)	(74)	(489)	(148)
Equity earnings from investments	(14,188)	(17,610)	(35,410)	(45,393)
Distributions received from unconsolidated affiliates	30,142	33,214	63,473	60,627
Current income tax expense and other	(1,216)	(3,456)	(2,381)	(5,829)
Distributable cash flow	$130,874	$176,902	$265,447	$335,783

Distributions to general partner	(23,988)	(20,920)	(46,727)	(40,022)
Distributable cash flow to limited partners	$106,886	$155,982	$218,720	$295,761

Distributable cash flow per limited partner unit	$1.17	$1.72	$2.40	$3.37
Distributions declared per limited partner unit	$1.08	$1.06	$2.16	$2.10
Coverage ratio	1.08	1.62	1.11	1.61

Number of units used in computation (thousands)	91,415	90,906	91,169	87,680

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK Partners, L.P. and Subsidiaries			Exhibit A
EARNINGS GUIDANCE*

	Updated	Previous
	2009	2009
	Guidance	Guidance	Change
	(Millions of dollars, except per unit amounts)

Operating income
Natural Gas Gathering and Processing	$164	$164	$-
Natural Gas Pipelines	141	141	-
Natural Gas Liquids Gathering and Fractionation	116	102	14
Natural Gas Liquids Pipelines	115	113	2
Other	1	1	-
Operating income	537	521	16
Equity earnings from investments	80	91	(11)
Other income (expense)	28	10	18
Interest expense	(214)	(203)	(11)
Income before income taxes	431	419	12
Income taxes	(14)	(16)	2
Net income	417	403	14
Less: Net income attributable to noncontrolling interests	-	-	-
Net income attributable to ONEOK Partners, L.P.	$417	$403	$14

Limited partners' net income per unit, basic and diluted	$3.45	$3.45	$-
			-
Number of units used in computation (millions)	93.8	90.9	2.9

Capital expenditures
Natural Gas Gathering and Processing	$108	$119	$(11)
Natural Gas Pipelines	82	62	20
Natural Gas Liquids Gathering and Fractionation	52	71	(19)
Natural Gas Liquids Pipelines	328	173	155
Total capital expenditures	$570	$425	$145

Growth	$509	$355	$154
Maintenance	61	70	(9)
Total capital expenditures	$570	$425	$145

*Amounts shown are midpoints of ranges provided.

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ONEOK Partners Reports Second-quarter 2009 Results;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK Partners, L.P. and Subsidiaries			Exhibit B
EARNINGS GUIDANCE*

	Updated	Previous
	2009	2009
	Guidance	Guidance	Change
	(Millions of dollars)

Reconciliation of Net Income to EBITDA
Net income	$417	$403	$14
Interest expense	214	203	11
Depreciation and amortization	164	165	(1)
Income taxes	14	16	(2)
Allowance for equity funds used during construction	(22)	(6)	(16)
EBITDA	$787	$781	$6

Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$787	$781	$6
(Gain)/loss on sale of assets	(4)	-	(4)
Interest expense	(214)	(203)	(11)
Maintenance capital	(61)	(70)	9
Equity earnings from investments	(80)	(91)	11
Distributions received from investments	104	114	(10)
Current income tax expense and other	(7)	(11)	4
Distributable cash flow	$525	$520	$5

*Amounts shown are midpoints of ranges provided.